Exhibit 99.1

2009 QuadraMed Shareholders Meeting

James E. Peebles

June 4, 2009

Good morning and welcome to the 2009 QuadraMed Shareholders Meeting.

2008 was a successful year for QuadraMed. We achieved $150.4M in revenue and sales bookings of $110M, both significant numbers for our business. This resulted in a strong backlog at the beginning of FY09. This combined with a strong balance sheet is providing us a solid foundation for continued execution in this critical economic climate.

However, like all of you, we are disappointed in the performance of our stock. We have initiated changes to address this. We believe that investors will take greater note of our Company if we drive meaningful revenue growth and attractive margins.

The decline in the economy, which began in 2007 and is continuing, has created a very uncertain picture for 2009 sales. Many of our clients, and the marketplace in general, either enacted a capital purchase freeze or took a more cautious approach to IT expenditures. This was obvious at the beginning of the year. While the slowdown in 2009 spending creates a challenge for our sales force this year, we believe it also creates opportunities for us in the future. We strongly believe that there will be demand for new and enhanced IT applications in US hospitals when the economy improves, and we have development projects underway this year to position us to meet that demand in 2010 and beyond.

The adoption of the American Recovery and Reinvestment Act of 2009 (ARRA) in February created significant incentives for hospitals to continue and, in fact, to increase spending for IT solutions. These incentives are specifically aimed at increased adoption of Electronic Medical Record (EMR) systems.

This commitment of government funds to the EMR market confirmed the strategic importance of the acquisition of the CPR product in late 2007. CPR has provided the platform for QuadraMed to participate and succeed in the EMR marketplace.

I will focus the remainder of my comments on the opportunity which we now see in the marketplace, and, specifically, how it will affect QuadraMed.

The CPR acquisition, now called QCPR, has provided us 26 clients with 47 hospitals. Of these, 17 clients and 26 hospitals are located in the United States and, therefore, are candidates to benefit from the ARRA. In addition, QuadraMed has 38 remaining clients, representing 51 hospitals, who use our Affinity Clinical System, all of whom are candidates to migrate to the

QCPR product and, likewise, are candidates to benefit from the ARRA. Five Affinity clients representing 7 hospitals already committed to this migration in Q4 of 2008.

All of these clients provide opportunity for QuadraMed. We are aggressively pursuing each of the Affinity clients in order to migrate them to QCPR which will be our certified go-forward product. In addition, the ARRA created significant opportunities to provide additional products and services to all of these clients. Therefore, we are focused on executing our development plan to meet all of the requirements of the ARRA and to provide the services that each of our clients will require in order to realize the reimbursement benefits of the ARRA.

The opportunity for QuadraMed in the changing healthcare IT marketplace is not limited to just ARRA. After many delays, the planned adoption of the ICD-10 coding system has been set for October 2013. QuadraMed is a major player in the coding market and, even though this is still 4 years away, it is important for QuadraMed to prepare in order to be ready as this market develops and hospitals begin to spend.

With the mandatory ICD-10 conversion, in addition to the normal migration to a new system, there will be many service opportunities to help clients prepare for this significant change in their operations, as well as to identify and service the other systems that will be affected. These will cover the spectrum from interfaces to revenue cycle management systems.

We believe that these opportunities, combined with the continuing requirement to stay current and meet our clients’ needs, has confirmed that our plan to increase development in 2009 across our product lines was both necessary and timely. We have estimated these combined opportunities to be in the range of $200-250M during fiscal year 2010 through 2013.

This discussion has focused on significant opportunity within our existing clinical client base. In addition, there will be opportunities for new client sales as well. With this opportunity ahead of us, and if we assume only a 50-70% success rate based on our projections, we can still foresee reasonable growth.

Therefore, our development and service plans for 2009 are specifically designed to prepare for these opportunities and are expected to result in an increased expenditure run rate of approximately $7-8M per year during fiscal year 2010 through 2013, a number that we consider very reasonable based on the opportunities in the marketplace. Our previously stated development investments included:

•	Meeting certification requirements for QCPR at the earliest possible time.

•	Proceeding with the development of ICD-10 to include Computer Assisted Coding.

•	Enhancing our Revenue Cycle Management product to meet current client needs and to prepare for the impact of the changing regulatory requirements.

We continue to believe that our 2009 plan is critical to fiscal year 2009 and beyond and will position us to further expand our presence in the healthcare IT marketplace.

Please note that my comments today are designed to specifically address what we see as increased opportunities. These increased opportunities are generally above and beyond our normal activities, and our normal activities will also continue. These include our government business, which is an additional focus of expansion, as well as our annual maintenance and term licenses which represent approximately 67% of our annual revenue.

Finally, the permanent CEO recruitment process is well underway. We have received many inquiries and applications and are impressed by the quality of the response. Some candidates have been screened and interviewed, with others scheduled in the near future, and we believe that we will identify an outstanding candidate to lead QuadraMed forward.

Thank you.

Cautionary Statement on Risks Associated with QuadraMed Forward-Looking Statements

This speech contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 by QuadraMed that are subject to risks and uncertainties. The words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “may,” “should,” “could,” and similar expressions are intended to identify such statements. Forward-looking statements are not guarantees of future performance and are to be interpreted only as of the date on which they are made. QuadraMed undertakes no obligation to update or revise any forward-looking statement except as required by law. QuadraMed advises investors that it discusses risk factors and uncertainties that could cause QuadraMed’s actual results to differ from forward-looking statements in its periodic reports filed with the Securities and Exchange Commission (“SEC”). QuadraMed’s SEC filings can be accessed through the Investor Relations section of our website, www.quadramed.com, or through the SEC’s EDGAR Database at www.sec.gov (QuadraMed has EDGAR CIK No. 0001018833).